FOR IMMEDIATE RELEASE
Contacts:
Joe Crivelli
Director, Investor Relations
918-595-3027

Andrea Myers
Director, Corporate Communications
918-594-7794

BOK Financial to Acquire MBT Bancshares

Tulsa, OK-December 8, 2015-BOK Financial Corporation (NASDAQ: BOKF) today announced the signing of a definitive purchase agreement with MBT Bancshares (“MBT”). MBT is headquartered in Kansas City, Mo. and is the parent company of Missouri Bank and Trust of Kansas City (“mobank”).

mobank operates four banking branches in the Kansas City, Mo. area. At Sept. 30, 2015, mobank reported total assets of $578 million, total loans of $421 million, and total deposits of $536 million. BOK Financial currently provides full-service banking in the Kansas City area under the Bank of Kansas City brand with branches in Overland Park, Kan. and Lee’s Summit, Mo., and employs nearly 240 people throughout the region.

Under terms of the definitive agreement, BOK Financial will pay $102.5 million in an all-cash deal for all outstanding shares of MBT stock, subject to certain conditions and potential adjustments.

mobank President and CEO Grant Burcham will join BOK Financial as chairman of the Kansas City market. He and Michael Viazzoli, market president and CEO of Bank of Kansas City, will report to Norm Bagwell, executive vice president of Regional Banks for BOK Financial. Burcham and Viazzoli will partner to continue to build BOK Financial’s combined operations in the Kansas City market.

Steven G. Bradshaw, president and chief executive officer of BOK Financial Corporation, stated, “We first entered the Kansas City market more than two decades ago and have successfully grown our business organically. However, we have also sought to increase our presence and accelerate our growth by partnering with a successful local bank in Kansas City. MBT has long been on our radar as Grant Burcham and his team have built a high-quality organization through disciplined organic growth and a unique approach to customer service that differentiates the bank in the market. The acquisition will open new doors for us in Missouri and Kansas, deploys excess capital, and provides a strong return opportunity.”

“We are confident that BOK Financial is the right partner for us. They understand the value we place on the client experience and have the infrastructure that will help us continue to grow,” Burcham said. “Together we will serve the Kansas City market with the same personal touch and accessibility that we do today, all while providing a broader range of products and services and increased lending capabilities.”

Earnings per share accretion is expected to be three cents per share in year one, before integration costs, and six cents per share in year two. BOK Financial is forecasting an internal rate of return of 13 percent for the transaction.

Bagwell said, “Our acquisition of mobank is a significant investment in the Kansas City market for BOK Financial. mobank fits well with our legacy Kansas City operation and its differentiated strategy in consumer banking and proven expertise in business banking will augment Bank of Kansas City’s commercial banking, wealth management, and mortgage banking presence.”

The transaction has been approved by the boards of directors of both companies and is expected to close in the second quarter of 2016, subject to customary closing conditions, including regulatory approval.

Frederic Dorwart Lawyers was legal counsel to BOK Financial. Robert Wray of The Capital Corporation represented MBT Bancorp as financial advisor and legal counsel.

About BOK Financial Corporation

BOK Financial Corporation is a $31 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.

About Missouri Bank

Missouri Bank (mobank) is a financial services institution headquartered in Kansas City, Mo., with $578 million in assets as of Sept. 30, 2015. Privately owned by MBT Bancshares and locally operated within the greater Kansas City area, mobank has four locations: downtown Kansas City, Crossroads arts district, Brookside, Mo., and Prairie Village, Kan., a nearby suburb. Founded in 1891, mobank provides professional banking services, including business services and lending, personal banking, mortgage lending and home improvement loans, and international banking services. Vowing to be a different kind of bank, mobank takes a unique, personalized approach to serving its customers, employees and communities. For more information, please visit www.mobank.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.